Communication to Institutional Investors, Brokers and Clients

Beyond Commerce, Inc. Signs Definitive Business Combination Agreement

with SERVICE 800, Inc.

Las Vegas, NV (January 22, 2018) – Boustead Securities client Beyond Commerce, Inc. (OTCMKT: BYOC) (the “Company”), a global provider of B2B internet marketing analytics, technologies, and related services, is pleased to announce that it has signed a definitive business combination agreement with SERVICE 800, Inc.

Beyond Commerce Chairman and CEO George Pursglove commented, "SERVICE 800 checks off all the boxes attributable to our future vision. We believe it brings a roster of Fortune 500 clients, as well as giving us a global reach to service all our clients., Additionally, SERVICE 800 has been in business for over 25 years, has recurring revenues and we think it brings us a wonderful team. We look forward to our future growth plans together."

Boustead Securities' Keith Moore, Founder and CEO, added, “As we noted at the time of our initial engagement, we felt our association with Beyond Commerce gave us an opportunity to help them with their quest to build a leadership position in the B2B internet marketing analytics, technologies and services space. We believe the combination with SERVICE 800, once completed, will be a key step in their pursuit of such a position.”

About Beyond Commerce, Inc.
Las Vegas, Nevada-based Beyond Commerce, Inc. is focused on business combinations of “big data” companies in the global B2B internet marketing analytics, technologies and related services space. The Company’s objective is to develop and deploy disruptive strategic software technology that will build on organic growth potential and to exploit cross-selling opportunities. Beyond Commerce plans to offer a cohesive global digital product and services platform to provide clients with a single point of contact for their big data, marketing and related sales initiatives.

About SERVICE 800, Inc.
Headquartered in Minneapolis, Minnesota, SERVICE 800 is a leader in Customer Experience (CX) management platforms. For 25 years, SERVICE 800 has worked with some of the world’s top Fortune 500 companies within the following sales verticals; Healthcare, IT Services, Medical Technology, Industrial Technology and Consumer Goods.

For more information please contact:
Keith Moore
CEO, Boustead Securities
keith@boustead1828.com
(949) 295-1580